Filed Pursuant to Rule 433

Registration No. 333-269690

FINAL TERM SHEET

Philip Morris International Inc.

Dated October 27, 2025

Floating Rate Notes due 2028

3.875% Notes due 2028

4.000% Notes due 2030

4.250% Notes due 2032

4.625% Notes due 2035

Issuer:	Philip Morris International Inc.
Offering Format:	SEC Registered
Security:

Floating Rate Notes due 2028 (the “Floating Rate Notes”)

3.875% Notes due 2028 (the “2028 Notes”)

4.000% Notes due 2030 (the “2030 Notes”)

4.250% Notes due 2032 (the “2032 Notes”)

4.625% Notes due 2035 (the “2035 Notes”)

Aggregate Principal Amount:	Floating Rate Notes: $300,000,000 2028 Notes: $750,000,000 2030 Notes: $750,000,000 2032 Notes: $850,000,000 2035 Notes: $850,000,000
Maturity Date:	Floating Rate Notes: October 27, 2028 2028 Notes: October 27, 2028 2030 Notes: October 29, 2030 2032 Notes: October 29, 2032 2035 Notes: October 29, 2035
Coupon:

Floating Rate Notes: Compounded SOFR (calculated as described in that certain preliminary prospectus supplement of the Issuer dated October 27, 2025), plus 0.660% per annum

2028 Notes: 3.875%

2030 Notes: 4.000%

2032 Notes: 4.250%

2035 Notes: 4.625%

Interest Payment Dates:

Floating Rate Notes: Quarterly on each January 27, April 27, July 27 and October 27, commencing January 27, 2026

2028 Notes: Semi-annually on each April 27 and October 27, commencing April 27, 2026

2030 Notes: Semi-annually on each April 29 and October 29, commencing April 29, 2026

2032 Notes: Semi-annually on each April 29 and October 29, commencing April 29, 2026

2035 Notes: Semi-annually on each April 29 and October 29, commencing April 29, 2026

Record Dates:

Floating Rate Notes: January 12, April 12, July 12 and October 12

2028 Notes: April 12 and October 12

2030 Notes: April 14 and October 14

2032 Notes: April 14 and October 14

2035 Notes: April 14 and October 14

Price to Public:

Floating Rate Notes: 100.000% of principal amount

2028 Notes: 99.855% of principal amount

2030 Notes: 99.155% of principal amount

2032 Notes: 98.743% of principal amount

2035 Notes: 98.850% of principal amount

Underwriting Discount:

Floating Rate Notes: 0.200% of principal amount

2028 Notes: 0.200% of principal amount

2030 Notes: 0.300% of principal amount

2032 Notes: 0.350% of principal amount

2035 Notes: 0.450% of principal amount

Net Proceeds:

Floating Rate Notes: $299,400,000 (before expenses)

2028 Notes: $747,412,500 (before expenses)

2030 Notes: $741,412,500 (before expenses)

2032 Notes: $836,340,500 (before expenses)

2035 Notes: $836,400,000 (before expenses)

Benchmark Treasury:	Floating Rate Notes: N/A 2028 Notes: 3.500% due October 15, 2028 2030 Notes: 3.625% due September 30, 2030 2032 Notes: 3.875% due September 30, 2032 2035 Notes: 4.250% due August 15, 2035
Benchmark Treasury Price/Yield:	Floating Rate Notes: N/A 2028 Notes: 100-00 ¼ / 3.497% 2030 Notes: 100-02 ¼ / 3.609% 2032 Notes: 100-18 / 3.781% 2035 Notes: 102-02+ / 3.991%
Spread to Benchmark Treasury:	Floating Rate Notes: N/A 2028 Notes: +43 basis points 2030 Notes: +58 basis points 2032 Notes: +68 basis points 2035 Notes: +78 basis points
Yield to Maturity:	Floating Rate Notes: N/A 2028 Notes: 3.927% 2030 Notes: 4.189% 2032 Notes: 4.461% 2035 Notes: 4.771%
Optional Redemption:

Floating Rate Notes:

Except as noted under the caption “Description of Notes – Redemption for Tax Reasons” in the prospectus supplement, the Floating Rate Notes are not redeemable prior to maturity.

2028 Notes:

Prior to September 27, 2028: Make-whole redemption at Treasury plus 10 bps

On or after September 27, 2028: Redemption at par

2030 Notes:

Prior to September 29, 2030: Make-whole redemption at Treasury plus 10 bps

On or after September 29, 2030: Redemption at par

2032 Notes:

Prior to August 29, 2032: Make-whole redemption at Treasury plus 15 bps

On or after August 29, 2032: Redemption at par

2035 Notes:

Prior to July 29, 2035: Make-whole redemption at Treasury plus 15 bps

On or after July 29, 2035: Redemption at par

Settlement Date (T+2):	October 29, 2025*
CUSIP/ISIN:	Floating Rate Notes:	CUSIP Number: 718172 EB1 ISIN Number: US718172EB10

	2028 Notes:	CUSIP Number: 718172 DX4 ISIN Number: US718172DX49

	2030 Notes:	CUSIP Number: 718172 DY2 ISIN Number: US718172DY22

	2032 Notes:	CUSIP Number: 718172 DZ9 ISIN Number: US718172DZ96

	2035 Notes:	CUSIP Number: 718172 EA3 ISIN Number: US718172EA37

Listing:	None
Joint Book-Running Managers:	BBVA Securities Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Wells Fargo Securities, LLC Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. UBS Securities LLC
Co-Managers:	Bank of China (Europe) S.A. DBS Bank Ltd. Morgan Stanley & Co. LLC

Allocations:	Floating Rate Notes	2028 Notes	2030 Notes	2032 Notes	2035 Notes
BBVA Securities Inc.	$37,320,000	$93,300,000	$93,300,000	$105,740,000	$105,740,000
BofA Securities, Inc.	37,320,000	93,300,000	93,300,000	105,740,000	105,740,000
Citigroup Global Markets Inc.	37,320,000	93,300,000	93,300,000	105,740,000	105,740,000
Deutsche Bank Securities Inc.	37,320,000	93,300,000	93,300,000	105,740,000	105,740,000
Wells Fargo Securities, LLC	37,320,000	93,300,000	93,300,000	105,740,000	105,740,000
Goldman Sachs & Co. LLC	27,000,000	67,500,000	67,500,000	76,500,000	76,500,000
HSBC Securities (USA) Inc.	27,000,000	67,500,000	67,500,000	76,500,000	76,500,000
UBS Securities LLC	27,000,000	67,500,000	67,500,000	76,500,000	76,500,000
Bank of China (Europe) S.A.	10,800,000	27,000,000	27,000,000	30,600,000	30,600,000
DBS Bank Ltd.	10,800,000	27,000,000	27,000,000	30,600,000	30,600,000
Morgan Stanley & Co. LLC	10,800,000	27,000,000	27,000,000	30,600,000	30,600,000
Total	$300,000,000	$750,000,000	$750,000,000	$850,000,000	$850,000,000

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at 1-800-422-8692, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.